UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

SAVE THE WORLD AIR, INC.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTARY PROXY MATERIAL

These Definitive Additional Materials supplement the disclosures made in the Definitive Proxy Statement of Save The World Air, Inc. (the “Company”), filed with the Securities and Exchange Commission on November 12, 2013. These Definitive Additional Materials should be read alongside the Company’s Definitive Proxy Statement.

These supplemental disclosures to the Company’s Definitive Proxy Statement are being sent to the Company’s shareholders commencing on or about November 18, 2013. To the extent that information herein differs from information in the Company’s Definitive Proxy Statement, the information contained in this supplement controls. Except as changed in this supplement, the information in our Definitive Proxy Statement remains unchanged.

We have had a number of constructive conversations with our shareholders concerning our proposal to increase our number of authorized shares of common stock and executive compensation. As a result of these conversations, the following has occurred:

ELECTION OF DIRECTORS

Effective November 15, 2013, Cecil Bond Kyte voluntarily resigned as a director, chairman of the board, a member of the Nominating and Corporate Governance Committee, and chief executive officer of the Company. Mr. Kyte has also voluntarily elected to withdraw as a nominee for election as a director of the Company at the Company’s 2013 Annual Meeting of Stockholders to be held on December 16, 2013 (the “2013 Annual Meeting”). In furtherance of Mr. Kyte’s resignations, the Company’s proposal to elect seven (7) directors is now changed to a proposal to elect six (6) directors. Thus, nominees receiving the highest number of votes up to a maximum of six (6) individuals, will be elected to the Board. The individuals nominated to serve as directors of the Company remain the same, as disclosed in our Definitive Proxy Statement, except for Mr. Kyte. The Board will consider filling the vacancy on the Board, created by Mr. Kyte’s resignation, or reducing the size of the Board to six (6), following the 2013 Annual Meeting. In light of the foregoing, any votes cast for or against Mr. Kyte prior to or at the 2013 Annual Meeting will not be counted and will be disregarded.

In connection with Mr. Kyte’s resignation, the Board has appointed Greggory Bigger to serve as the Company’s chief executive officer and interim Chairman. Following the 2013 Annual Meeting, it is Mr. Bigger’s intention to resign as the Company’s chief financial officer. The Board will appoint a new chief financial officer at that time.

In connection with Mr. Kyte’s resignation, the Company and Mr. Kyte have agreed that Mr. Kyte’s Employment Agreement, dated January 30, 2009, and the three (3) amendments thereto, dated March 1, 2011, December 1, 2011 and September 1, 2013, respectively, shall be terminated and be of no further force or effect. In exchange, the Company has agreed to pay Mr. Kyte an amount equal to $350,000, representing his salary for one (1) year, less withholding taxes, in twelve (12) equal monthly installments, commencing November 15, 2013. The Company has also agreed to reimburse Mr. Kyte for his health insurance premiums for a twelve (12) month period, also commencing November 15, 2013. Mr. Kyte will retain his vested Company stock options and warrants, but all unvested Company stock options and warrants shall be terminated and of no further force or effect, except that 3,520,000 option shares previously granted to Mr. Kyte, and scheduled to vest on January 30, 2014, shall be deemed vested as of November 15, 2013. The Company shall also pay Mr. Kyte the sum of $25,000, less all applicable tax withholdings, on November 15, 2013, representing payment for Mr. Kyte’s accrued vacation and sick days.

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INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

Concerning our proposal to increase our number of authorized shares of common stock from 200 million to 300 million, we confirm that no such additional authorized shares will be issued unless approved by our Board, and only in furtherance of the purposes outlined in our Definitive Proxy Statement.

We hope this addresses the concerns of our shareholders, and look forward to your participation in person or by proxy at our 2013 Annual Meeting of Shareholders. We continue to thank you for your patience, continued support and comments. Our Definitive Proxy Statement, this supplement and other information, as always, are available on the Securities and Exchange Commission Edgar website at www.sec.gov.

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